EXHIBIT 99.2

CONFIDENTIAL

STOCK AWARD AGREEMENT

THIS AGREEMENT, made as of November  26, 2025 (the “Date of Grant”), between Globus Maritime Limited, a Marshall Islands corporation (the “Company”), and Goldenmare Limited, a Marshall Islands corporation (the “Grantee”).

WHEREAS, the Company has adopted the Globus Maritime Limited 2024 Equity Incentive Plan (the “Plan”) in order to provide additional incentive to, inter alios, certain officers, directors, employees, consultants and service providers (including persons employed by, or providing services to, any entity that is itself such a consultant or service provider) of the Company and its Subsidiaries and Affiliates; and

WHEREAS, the Administrator has determined to grant to the Grantee an award of shares of common stock of the Company, par value $0.004 per share (the “Common Stock”), as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company.

WHEREAS, the parties acknowledge that the Company intends to grant the Grantee customary demand, shelf and piggyback registration rights with respect to the Stock (as defined below) pursuant to a separate registration rights agreement to be entered into by the parties.

NOW, THEREFORE, the parties hereto agree as follows:

1.            Grant of Stock

1.1            The Company hereby grants to the Grantee an award of 1,000,000 shares of Common Stock (the “Award”). The shares shall be issued in book-entry form in the name of the Grantee as soon as reasonably practicable after the Date of Grant and shall be subject to the execution and return of this Agreement by the Grantee.

1.2            This Agreement shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan controls.

2.            Restrictions on Transfer and Securities Law Compliance

2.1 The shares of Common Stock issued under this Agreement (the “Stock”) shall be fully vested as of the market close on the Date of Grant. Any transfer, sale, assignment, pledge, or other disposition of the Stock shall at all times comply with (a) applicable U.S. federal and state securities laws, including the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, (b) the rules of any national securities exchange on which the Common Stock is listed, and (c) the Company’s insider trading and compliance policies as in effect from time to time.

2.2 The Grantee acknowledges and understands that the Stock qualifies as “restricted securities” under the Securities Act inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Stock may be resold (i) without registration under the Securities Act only in certain limited circumstances or (ii) if such resale is registered under the Securities Act. The Grantee undertakes that it will not sell, transfer or otherwise dispose of the Stock except in compliance with the Securities Act and other applicable securities laws. Upon request, the Grantee shall provide such representations, warranties, opinions and supporting documentation as the Company or its counsel may reasonably request to ensure such compliance (including, without limitation, with respect to any disposition pursuant to Rule 144).

2.3 The Company may cause legends or notations to be placed on the book-entry records (and any certificates, if issued) to reflect applicable securities-law restrictions and may instruct its transfer agent to implement stop-transfer procedures pending satisfactory evidence of compliance.

2.4 The Grantee is aware of the Company’s business affairs and financial condition and has obtained sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. The Grantee is acquiring the Stock for investment for the Grantee’s own account only and not with a view to engage in, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. The Grantee does not have any present intention to transfer the Stock to any other person or entity. The Grantee (a) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act, (b) by reason of its business and financial experience, has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Stock, (c) was advised by the Company to obtain United States counsel, and either obtained United States counsel or had a full and fair opportunity and the means to obtain United States counsel, (d) is able to bear the economic risk of such investment and is able to afford a complete loss of its investment and (e) was provided access to all information regarding the Company and its business as the Grantee desired, and was offered the opportunity to ask questions to the management of the Company and to receive any documents and information on the Company. At the time the Grantee received the offer to acquire the Stock it was not in the United States. The Grantee is not a U.S. person (as defined in Regulation S promulgated under the Securities Act) and is not acquiring the Stock for the account or benefit of any U.S. person. The Grantee is not a part of an identifiable group of U.S. citizens abroad, such as members of the U.S. armed forces serving overseas. The Grantee’s receipt and execution of this Agreement, and any other agreement relating hereto, has occurred or will occur outside the United States. The Grantee understands and acknowledges that the offering and sale of the Stock are not being, and will not be made, directly or indirectly, in, into or by the use of the mails or any means or instrumentality (including telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States.

3.            Registration Rights (Separate Agreement)

The parties acknowledge and agree that the Grantee’s registration rights with respect to the Stock shall be set forth exclusively in a separate registration rights agreement between the Company and the Grantee, which is expected to provide customary demand, shelf and piggyback registration rights under the Securities Act. No registration right is created by this Agreement, and any such rights shall arise solely under, and be governed by, a registration rights agreement or similar agreement (as amended from time to time).

4.            Delivery of Stock

Promptly after the Grantee accepts the Award, the Company or its transfer agent shall issue to the Grantee evidence of ownership of the Stock, whether by book entry or by issuance of certificates.

5.            Dividends and Voting Rights

Upon issuance of the Stock, the Grantee shall have all rights of a shareholder with respect to such Stock, including the right to vote and to receive, when and as declared, any dividends or other distributions (in cash or in kind) paid on the Stock. The Stock is not subject to vesting.

6.            No Right to Continued Service

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries or Affiliates to terminate the Grantee’s service as a consultant of the Company or its Subsidiaries or Affiliates, nor confer upon the Grantee or any of its Affiliates any right to continue in such or a similar capacity.

7.            Grantee Bound by the Plan

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Stock in this Agreement does not create any contractual right or other right to receive any Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s consultancy with the Company. The Grantee acknowledges that there may be adverse tax consequences upon the grant of the Award or disposition of the Stock and that the Grantee has been advised to consult a tax advisor prior to such grant or disposition.

8.            Modification of Agreement

Subject to Section 3.1(c) of the Plan, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, only by a written instrument executed by the parties hereto.

9.            Severability

Should any provision of this Agreement or the Plan be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement or the Plan shall not be affected by such holding and shall continue in full force in accordance with their terms.

10.            Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

11.            Successors in Interest

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

12.            Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Administrator. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee's heirs, executors, administrators and successors, and the Company and its Subsidiaries or Affiliates for all purposes.

13.            Entire Agreement

This Agreement, together with the Plan and the relevant registration rights agreement (if and when executed by the Company and the Grantee), constitutes the entire agreement between the parties with respect to the Award and supersedes all prior written or oral understandings relating thereto.

14.            Headings

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

15.            Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement by facsimile, PDF, DocuSign, or other electronic transmission shall be deemed to be as effective as delivery of an original executed counterpart of this Agreement.

16.            Further Assurances

The Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable to effect any of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GLOBUS MARITIME LIMITED

By:	/s/ Olga Lambrianidou
Name:	Olga Lambrianidou
Title:	Corporate Secretary

GOLDENMARE LIMITED

By:	/s/ Savvas Polydorou
Name:	Savvas Polydorou
Title:	President/Director

[Signature Page of Stock Award Agreement]

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